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Exhibit 10.27

LONE PINE RESOURCES INC. 2011 STOCK INCENTIVE PLAN

PHANTOM STOCK UNIT (RSU AWARD) AGREEMENT FOR
CANADIAN EMPLOYEE GRANTEES

        This Phantom Stock Unit Agreement ("Agreement") is made as of the      day of                    , 20      , between Lone Pine Resources Inc., a Delaware corporation ("Lone Pine"), and                                    (the "Employee"). For purposes of this Agreement, the term "the Company" shall include Lone Pine and its Affiliates, as defined in the Lone Pine Resources Inc. 2011 Stock Incentive Plan (the "Plan").

        1.    Award.    Pursuant to the Plan, as a contingent unvested bonus for the services that the Employee has provided to the Company in Canada in [year] (the "Service Year"), Lone Pine hereby makes a grant of Phantom Stock Units (as defined below) subject to the terms and conditions contained herein and in the Plan, which is available on Lone Pine's intranet at the following site: [                    ]. The Phantom Stock Units so awarded are not in substitution for or in lieu of ordinary salary or wages of the Employee. A copy of the Plan and prospectus is available upon request.

          (a)    Units.    Pursuant to the Plan,            units (the "Phantom Stock Units") shall be granted to the Employee as hereinafter provided and credited to a notional account maintained by Lone Pine in the Employee's name, subject to certain restrictions thereon. On the terms and conditions set out herein and in the Plan, the Phantom Stock Units may be settled in newly-issued shares of Lone Pine's common stock ("Shares") or the value of the Shares, paid in cash, or any combination thereof, as determined by the Committee (as defined in the Plan) in its sole discretion. For greater certainty, no Phantom Stock Units shall have any value (monetary or otherwise) prior to the Vesting Date (as defined below). The Phantom Stock Units constitute a "Phantom Stock Award" under the Plan.

          (b)    Grant of Phantom Stock Units.    The Phantom Stock Units shall be granted upon acceptance hereof by the Employee. The Employee acknowledges and agrees that this award of Phantom Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.

        2.    Definitions.    For purposes of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

          (a)   "Board" shall have the meaning set forth in the Plan.

          (b)   "Committee" shall have the meaning set forth in the Plan.

          (c)   "Corporate Change" shall mean the occurrence of any one or more of the following events:

              (i)  Lone Pine shall not be a surviving or continuing entity in any merger, amalgamation, consolidation or other reorganization or business combination (or survives or continues only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Lone Pine);

             (ii)  Lone Pine sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of Lone Pine);

            (iii)  Lone Pine is to be dissolved and liquidated;

            (iv)  any person or entity, including a "group" as contemplated by Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Lone Pine's voting stock (based upon voting power); or

             (v)  as a result of or in connection with a contested election of directors, the persons who were directors of Lone Pine before such election shall cease to constitute a majority of the Board.

  Notwithstanding the foregoing, the term "Corporate Change" shall not include any amalgamation, merger, consolidation or other reorganization or business combination involving solely Lone Pine and one or more previously wholly-owned subsidiaries of Lone Pine.

          (d)   "Disability" shall mean that, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from the full-time performance of his duties for six consecutive months, and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to the Employee by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

          (e)   "Fair Market Value" shall have the meaning set forth in the Plan.

          (f)    "Forfeiture Restrictions" shall have the meaning specified in Section 3(a) hereof.

          (g)   "Involuntary Termination" shall mean any termination of the Employee's employment with the Company which does not result from (i) a resignation by the Employee, (ii) a termination as a result of death or Disability, or (iii) a termination of the Employee's employment by the Company by reason of the Employee's unsatisfactory performance of his duties, to be determined by the Company in its sole discretion, or final conviction of a misdemeanor involving moral turpitude or a felony.

          (h)   "Vesting Date" shall mean the date, if any, upon which the Forfeiture Restrictions Lapse pursuant to Section 3(b) below.

        3.    Phantom Stock Units.    The Employee hereby accepts the Phantom Stock Units when granted and agrees with respect thereto as follows:

          (a)    Forfeiture Restrictions.    The Phantom Stock Units granted hereunder may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and in the event of termination of the Employee's employment with the Company for any reason other than death, Disability, or Involuntary Termination, the Employee shall, for no consideration, forfeit to Lone Pine all Phantom Stock Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Phantom Stock Units to Lone Pine upon termination of employment are herein referred to as the "Forfeiture Restrictions."

          (b)    Lapse of Forfeiture Restrictions.    The Forfeiture Restrictions shall lapse and cease to apply to Phantom Stock Units according to the following schedule provided that the Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

Percentage of Units Vesting	Vesting Date

          Notwithstanding the foregoing or any other provisions of this Agreement, the Forfeiture Restrictions shall lapse and cease to apply to all Phantom Stock Units not previously forfeited pursuant to Section 3(a) (and for which a Vesting Date has not previously occurred pursuant to the schedule above) on December 15th of the third calendar year following the Service Year, and such date shall be the Vesting Date of all such Phantom Stock Units.

          Further, the Forfeiture Restrictions shall lapse and cease to apply as to all of the Phantom Stock Units then subject to the Forfeiture Restrictions, and the Vesting Date for such Phantom Stock Units shall be: (i) the date of a Corporate Change provided that the Employee has been continuously employed by the Company from the date of this Agreement to the date of such Corporate Change or (ii) the date the Employee's employment with the Company is terminated by reason of death, Disability, or Involuntary Termination.

          As soon as reasonably practicable after the Vesting Date, but (subject to Section 12 below) in no event later than December 31st of the third calendar year following the Service Year (the "Expiry Date"), Lone Pine will deliver newly-issued Shares to the Employee and/or the Company will make payment of the value of the Shares in cash, or any combination thereof, as determined by the Committee in its sole discretion, subject to (i) the Employee's satisfaction of applicable taxes and other required source deductions (as described in Section 3(d) below) and (ii) the condition that if at any time the Board or the Committee shall determine in its discretion that the listing, registration, or qualification of the Shares is required under any federal, provincial or state laws or under the rules of any securities exchange, or consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of the Shares, then this grant of Phantom Stock Units will not vest or be settled through the issuance of Shares, as determined by the Committee, in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee. Instead of issuing physical certificates representing the Shares (if any) issued in full or partial settlement of Phantom Stock Units, Lone Pine, in its sole discretion, may elect to evidence and complete the delivery of the Shares by means of electronic, book-entry statement in the records of Lone Pine's stock transfer agent. Certificates representing Shares (if any) may bear such legend or legends as the Committee, in its sole discretion, deems appropriate in order to comply with the terms and provisions of this Agreement and applicable securities laws and stock exchange rules. Where Phantom Stock Units are settled through the delivery of Shares, in whole or in part, Lone Pine, in its sole discretion, may elect to deliver the certificate either in certificated or electronic, book-entry form to a brokerage account established for the Employee's benefit at a brokerage or financial institution selected by Lone Pine. The Employee agrees to complete and sign any documents, including stock powers, and to take any additional action that Lone Pine may request to enable it to deliver the Shares on the Employee's behalf. Further, the Employee agrees that any Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws or stock exchange rules.

          If the employment of the Employee with the Company terminates prior to the lapse of the Forfeiture Restrictions, and there exists a dispute between the Employee and the Company or the Committee as to the satisfaction of the conditions to the lapse of the Forfeiture Restrictions or the terms and conditions of the grant, the Phantom Stock Units and all rights, property and interests associated therewith shall remain subject to the Forfeiture Restrictions until the resolution of such dispute, provided that, in all events, all payments made in respect of the Phantom Stock Units granted hereunder shall be made no later than the Expiry Date.

          (c)    Settlement.    Settlement of vested Phantom Stock Units in Shares shall be made by delivery from Lone Pine of one newly-issued Share for each whole Phantom Stock Unit then being settled in Shares. Settlement of vested Phantom Stock Units in cash shall be made by payment from the Company of an aggregate amount equal to:

            The product of:

        *
        the Fair Market Value of a Share on the applicable settlement date specified by the Committee,

          multiplied by:

        *
        the number of Phantom Stock Units (including fractional units) then being settled in cash.

          Any cash payment in settlement of Phantom Stock Units shall be payable in Canadian dollars, determined based on the Bank of Canada noon spot rate on the Vesting Date.

          Notwithstanding anything to the contrary in this Agreement, all payments (whether in cash or Shares) made in respect of any Phantom Stock Units shall be made no later than the Expiry Date (or such earlier time as may be required by Section 12 below). No amounts shall be paid on or in respect of any Phantom Stock Units granted hereunder after the Expiry Date.

          (d)    Withholding of Taxes and Other Required Source Deductions.    To the extent that the receipt of the Phantom Stock Units results in employment income, compensation income, wages or other taxable income to the Employee for federal, state, provincial or local tax purposes, the Employee shall deliver to the Company at the time of such receipt such amount of money (in Canadian dollars) as the Company may require to ensure it can comply with its withholding obligations under applicable tax laws or regulations. The Committee may, in its discretion, require the Employee to pay to the Company at the time of the settlement of Phantom Stock Units or thereafter, the amount that the Committee deems necessary to satisfy the Company's current or future obligation to withhold federal, state, provincial or local income or other taxes that the Employee may incur in connection with the settlement of the Phantom Stock Units. If the Phantom Stock Units are settled in cash, then the Company shall deduct from the amount of the cash payment the amount that is required to satisfy the Company's tax withholding obligation and other required source deductions arising in connection with the Vesting Date. If the Phantom Stock Units are settled in Shares, the Employee may (i) direct the Company to withhold from the Shares to be issued to the Employee the number of Shares necessary to satisfy the Company's obligation to withhold taxes and other required source deductions, that determination to be based on the shares' Fair Market Value as of the date of settlement; (ii) deliver to the Company sufficient shares of Lone Pine's common stock (based upon the Fair Market Value as of the date of such delivery) to satisfy the Company's tax withholding obligation and other required source deductions; or (iii) deliver sufficient cash (in Canadian dollars) to the Company to satisfy its tax withholding obligation and other required source deductions. If the Employee elects to use a stock withholding feature, then the Employee must make the election at the time and in the manner that the Committee prescribes. The Committee may, at its sole option, deny the Employee's request to satisfy withholding obligations through shares of Lone Pine's common stock instead of cash. In the event the Committee subsequently determines that the aggregate Fair Market Value (as determined above) of any shares of Lone Pine's common stock withheld or delivered as payment of any tax withholding obligation or other required source deductions is insufficient to discharge that tax withholding obligation and required deductions, then the Employee shall pay to the Company, immediately upon the Committee's request, the amount of that deficiency in the form of payment requested by the Committee.

          (e)    Corporate Acts.    The existence of the Phantom Stock Units shall not affect in any way the right or power of the Board or the stockholders of Lone Pine to make or authorize any adjustment, recapitalization, reorganization or other change in Lone Pine's capital structure or its business, any merger, amalgamation, consolidation or other reorganization or business combination of Lone Pine, any issue of debt or equity securities, the dissolution or liquidation of Lone Pine or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. Prior to the settlement date, the Committee shall have the right, in its sole discretion, to determine to make or determine not to make adjustments to any Phantom Stock Units in the event of a recapitalization, reorganization or other change in Lone

  Pine's capital structure or business, or any merger, amalgamation, consolidation or other reorganization or business combination as described in the Plan.

        4.    Rights as Stockholder.    The Phantom Stock Units represent an unsecured and unfunded right to receive a payment in Shares or cash, as applicable, which right is subject to the terms, conditions and restrictions set forth in this Agreement and the Plan. Accordingly, the Employee will have no rights as a stockholder with respect to any Shares covered by this Agreement until the Phantom Stock Units vest and the Shares, if any, are issued by Lone Pine and are deposited in the Employee's account at a transfer agent or other custodian selected by the Committee, or are otherwise issued to the Employee with respect to those vested Phantom Stock Units.

        5.    Employment Relationship.    A period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of this Agreement. Without limiting the scope of the preceding sentence, it is expressly provided that the Employee shall be considered to have terminated employment with the Company at the time of the termination of the "Affiliate" status under the Plan of the entity or other organization that employs the Employee. Nothing in the adoption of the Plan, nor the award of Phantom Stock Units thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final. The Employee waives any and all right to compensation or damages in consequence of termination of employment (whether lawfully or unlawfully) or otherwise whatsoever insofar as those rights arise or may arise from the Employee's ceasing to have rights under or be entitled to receive any Shares or cash payment under the Plan as a result of such termination of employment or pursuant to Section 3(a) of this Agreement. The provisions of this Section 5 shall be subject to the provisions of Section 12 below.

        6.    Committee's Powers.    No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Phantom Stock Units.

        7.    Resolution of Disputes.    As a condition of the granting of the Phantom Stock Units hereby, the Employee and the Employee's heirs, personal representatives and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination and any interpretation by the Committee of this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, the Employee, the Employee's heirs, personal representatives and successors or any person or entity claiming through any of them.

        8.    Binding Effect; Survival.    This Agreement shall be binding upon and inure to the benefit of any successor to the Company and all persons lawfully claiming under the Employee. The provisions of Section 3(b) shall survive the lapse of the Forfeiture Restrictions without forfeiture.

        9.    Entire Agreement; Amendment.    This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and Lone Pine with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of Lone Pine who is expressly authorized by Lone Pine to execute such document. Any modification of this Agreement shall be effective only if it is in writing and signed by both the Employee and an authorized officer of Lone Pine.

        10.    Notices.    Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of Lone Pine, such notices or communications shall be effectively delivered if sent by registered or certified mail to Lone Pine at its principal executive offices.

        11.    Clawback.    Notwithstanding any provisions in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of Shares shall be subject to a clawback to the extent necessary to comply with applicable law including, without limitation, the requirements of the United States Dodd-Frank Wall Street Reform and Consumer Protection Act or any United States Securities and Exchange Commission rule.

        12.    Section 409A of the Internal Revenue Code.    The provisions of this Section 12 shall only apply if the Employee is an individual who is subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the "Code"). In such event, notwithstanding any provision in Section 3 above to the contrary, any payment due hereunder with respect to a Phantom Stock Unit for which a Vesting Date occurs shall be made no later than March 15 of the calendar year following the calendar year in which such Vesting Date occurs. Further, for purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee has not incurred a "separation from service" with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

        13.    Controlling Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

[Signatures on the following page.]

        IN WITNESS WHEREOF, Lone Pine has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

LONE PINE RESOURCES INC.
By:
[name]
[title]
EMPLOYEE
[Employee Name]

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  Exhibit 10.27
LONE PINE RESOURCES INC. 2011 STOCK INCENTIVE PLAN
PHANTOM STOCK UNIT (RSU AWARD) AGREEMENT FOR CANADIAN EMPLOYEE GRANTEES